MARINE SHUTTLE OPERATIONS INC.

                          COMPUTATION OF LOSS PER SHARE

                                                             YEAR ENDED             YEAR ENDED
                                                            DECEMBER 31,           DECEMBER 31,
                                                                1998                   1997
                                                            -----------------------------------
Net income (loss ) for the period attributable to
basic earning (loss) per share                              $ (5,042,147)         $   (164,931)

Net income (loss) for the period attributable to
diluted earnings per share                                  $ (5,042,147)         $   (164,931)

Weighted average shares outstanding                           25,720,000            18,931,982

Dilutive stock options                                                --                    --

Total shares for primary and fully diluted earnings
per share                                                     25,720,000            18,931,982

Primary earnings (loss) per share                           $      (0.20)         $      (0.01)
Fully diluted earnings (loss) per share                     $      (0.20)         $      (0.01)


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